Exhibit 10.6

AGREEMENT FOR SEVERANCE BENEFITS AND

FOR RELEASE, WAIVER AND NONDISCLOSURE

WHEREAS, heretofore Bhargav Shah is or has been an employee of Pier 1 Services Company;

WHEREAS, the employment relationship between Bhargav Shah and Pier 1 Services Company has been discontinued effective November 30, 2018;

WHEREAS, severance benefits will benefit Bhargav Shah during the transition following discontinuation of his employment;

WHEREAS, it is a common practice in business today for a former employee who is given severance benefits to release all claims and damages against the former employer;

WHEREAS, Pier 1 Services Company has agreed to extend severance benefits to Bhargav Shah, and in exchange, Bhargav Shah has agreed to release and waive all claims and damages relating to his employment and the discontinuation thereof;

WHEREAS, Bhargav Shah represents that he has not assigned, sold, conveyed or transferred any claims of the type described below to third parties including, but not limited to, attorneys; and

WHEREAS, Bhargav Shah, on behalf of himself and his agents, assigns, relatives, spouse (if any) and related persons (hereinafter collectively referred to as "Bhargav Shah"), and Pier 1 Services Company on behalf of itself and its parent(s), subsidiaries and affiliated companies (corporate and noncorporate), and on behalf of its and their directors, officers, employees, agents, representatives and related persons and entities (hereinafter collectively referred to as "Pier 1") wish to enter into this Agreement for Severance Benefits and for Release, Waiver and Nondisclosure (hereinafter referred to as "Agreement").

NOW THEREFORE, in consideration of the mutual covenants, warranties and undertakings set forth herein, Bhargav Shah and Pier 1 agree as follows:

1.By executing this Agreement Bhargav Shah (subject to his right to revoke or rescind this Agreement during the Revocation Period [as defined below]) hereby agrees to accept severance benefits in the amount of $130,768.00 (less applicable taxes and withholding amounts), provided that Bhargav Shah does not revoke or rescind this Agreement during the Revocation Period.

By executing this Agreement, Pier 1 Services Company agrees to tender said amount after the expiration of the Revocation Period, provided that Bhargav Shah executes this Agreement within the time period stated below and does not revoke or rescind this Agreement during the Revocation Period.

The severance payments provided under this Agreement are intended to be exempt from or in full compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be administered in a manner consistent with this intent.

In addition, if Bhargav Shah executes this Agreement within the time period stated below and does not revoke or rescind this Agreement during the Revocation Period, then Pier 1 Services Company agrees to forgo any rights it has to seek reimbursement of relocation expenses pursuant to the Relocation Agreement between Bhargav Shah and Pier 1 Services Company signed August 18, 2017.

2.Bhargav Shah hereby irrevocably and unconditionally releases Pier 1 from any and all claims and causes of action, known or unknown, and recoverable damages (including claims for statutory attorney's fees), relating to or arising in any way from Bhargav Shah's employment with Pier 1 and the discontinuation of such employment.  Bhargav Shah hereby waives all claims and causes of action against Pier 1 and all damages, if any, that may be recoverable, including the recovery of statutory attorney’s fees.  This release and waiver of all claims and damages includes, but is not limited to, all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) Bhargav Shah’s employment; (ii) Pier 1’s refusal or failure to continue Bhargav Shah’s employment; or (iii) the termination of Bhargav Shah’s employment, including, but not limited to, claims for compensation, commissions, bonuses, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; claims under workers' compensation laws (except the right to file a claim for and receive workers’ compensation benefits); or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by Federal, State, local or other jurisdiction or political subdivision.  This Agreement extinguishes any potential monetary recovery from any claims Bhargav Shah may have relating to his employment with Pier 1 and the termination of his employment.

This Agreement does not release or terminate any of Bhargav Shah’s rights pursuant to the Indemnification Agreement dated January 26, 2018, between Bhargav Shah and Pier 1 Imports, Inc. (the “Indemnification Agreement”).

Bhargav Shah represents and warrants that Bhargav Shah has not assigned to any third party any claim involving Pier 1 or authorized any third party to assert on his behalf any claim against Pier 1. If a third party asserts a claim against Pier 1 on Bhargav Shah’s behalf or includes

Bhargav Shah as a class member in any class action involving any claim released under this Agreement, Bhargav Shah shall not accept any benefits or damages relating to or arising out of such claim.

Additionally, Bhargav Shah ratifies and confirms his resignation effective November 30, 2018, as an officer of any entity within the definition of Pier 1 for which he served.

3.This Agreement does not prohibit, release or waive Bhargav Shah's rights as an employee (i) to any vested benefits under a benefit plan which by its terms specifically provides for the vesting of benefits, (ii) to convert any insured benefits under an employee benefit plan to the extent the plan allows conversion, or (iii) to maintain his medical insurance in force as provided by the Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), or (iv) to file or otherwise institute, participate or cooperate in any investigation, charge and/or claim with Congress or a federal, state, or local government agency.

4.It is expressly understood and agreed that this Agreement is not and shall not be construed as an admission of liability on the part of Pier 1, and any such admission is expressly denied.

5.Bhargav Shah represents and warrants that as of November 30, 2018, he has returned all property, equipment, documents and other tangible things, including keys, cell phones, pagers, corporate credit cards, and laptops or other computers of which are the property of Pier 1, or if he has failed to do so, Bhargav Shah agrees to do so immediately upon finding any such items in his possession.

6.Bhargav Shah acknowledges that during his employment with Pier 1, Bhargav Shah has been given access to and use of trade secrets, proprietary data, or other confidential information, which were developed at considerable effort and expense, and which if acquired by competitors of Pier 1 would give them an unfair business advantage.  Bhargav Shah understands and agrees that this information, if used by or disclosed to anyone but Pier 1 and its employees with a need to know, will place Pier 1 at a competitive disadvantage.  Bhargav Shah further acknowledges that he has not used or disclosed such trade secrets, proprietary data, or other confidential information during his employment with Pier 1, except as authorized in writing by Pier 1 or in the normal exercise of his job duties for the benefit of Pier 1.

In further consideration for the above-recited covenants, promises and statements of understanding between the parties, including the payment described in Paragraph 1 of this Agreement, to which Bhargav Shah is otherwise not entitled, Bhargav Shah agrees that he shall not, without the prior express written consent of Pier 1, directly or indirectly communicate or disclose, or use for his benefit or the benefit of any other person, firm, association, or corporation, any of the Pier 1’s trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data and other confidential information were communicated to or otherwise learned or acquired by Bhargav Shah during his employment relationship with Pier 1, except that Bhargav Shah may disclose such matters to the extent that disclosure is required (a) at Pier 1’s direction or (b) by a lawful order of a court or other governmental agency of competent jurisdiction; provided, that, Bhargav Shah gives Pier 1 prompt written notice of such lawful order and that Bhargav Shah reasonably cooperates with Pier 1 in seeking a protective order.  For so long as such matters remain trade secrets, proprietary data, or other confidential information,

Bhargav Shah agrees that he will not use such trade secrets, proprietary data, or other confidential information in any way or in any capacity other than as expressly consented to by Pier 1.

Nothing in the above paragraph shall be construed to restrict Bhargav Shah from using his general knowledge, skills, and experience acquired during his employment with Pier 1 in future employment whether or not such employment is with a direct competitor of Pier 1.  Pier 1 specifically releases Bhargav Shah from the non-competition provisions contained in Paragraph 6(c) of the Restricted Stock Award Agreement June 29, 2018 Performance-Based Award (EPS as Adjusted) and Paragraph 6(c) of the Restricted Stock Award Agreement June 29, 2018 Time-Based Award both of which were signed by Bhargav Shah on September 19, 2018.

Such trade secrets, proprietary data, or other confidential information include, but are not limited to, the following: information concerning strategic marketing plans or product development plans; cost or pricing information; vendor or supplier information; business plans or methods; customer lists or data; information regarding proposed joint ventures, mergers, acquisitions, and other such anticipated or contemplated business ventures of Pier 1; projects, whether completed, in progress, or only contemplated; real estate plans and strategy; investment opportunities and other information related to investments of Pier 1, whether past, present or future; confidential financial information; financial planning and analysis modeling and methodology; intellectual property; financial accounting and reporting; tax planning and strategy; personnel information; ideas; discoveries; designs; inventions; improvements; know-how; writings and other works of authorship; computer programs; accounting information; lists; analyses; studies; technology; programs; flow charts; information regarding products or techniques;  strategies; or, any other business information that relates in any manner to the actual or anticipated business of Pier 1, and which they have not intentionally disclosed to its competitors or to the general public.

The obligations set forth herein shall be in addition to any other confidentiality obligations that Bhargav Shah may have to Pier 1.

7.Intentionally Deleted.

8.Bhargav Shah shall not make any untrue, misleading, or disparaging statements, or comments concerning Pier 1 to any nongovernmental entity.  The commitments in this paragraph and in other paragraphs of this Agreement will not limit or prohibit Bhargav Shah from testifying truthfully, or providing truthful information in connection with any pending or threatened legal proceeding.  Further, nothing in this paragraph or in any other paragraph of this Agreement prohibits Bhargav Shah from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including, but not limited to, the United States Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions or other provisions of federal, state, or local law or regulation. Bhargav Shah does not need the prior authorization of Pier 1 to make any such reports or disclosures and he is not required to notify Pier 1 that he has made such reports or disclosures.

9.Bhargav Shah agrees to cooperate with Pier 1 at such reasonable times and places as may be reasonably requested, and to provide all information that may be reasonably requested with respect to any matter involving his present or former relationship with Pier 1, the work he has performed for Pier 1, or present or former employees, so long as such requests do not unreasonably interfere with any other job or significant personal activity in which he is engaged. This specifically includes Bhargav Shah’s assistance in regulatory inquiries, investigations and litigation matters, including depositions and/or court appearances in connection therewith, which may include appearances in other states. Pier 1 will make every effort to schedule these matters at times and locations convenient for Bhargav Shah should they arise. Pier 1 will reimburse Bhargav Shah for reasonable expenses, such as telephone, travel, lodging, and meal expenses he incurs at the request of Pier 1, consistent with Pier 1’s generally applicable policies for employee expenses.

10.Any inquiry into Bhargav Shah's professional history and separation from Pier 1 shall be directed to The Work Number, which shall disclose name, most recent hire date, separation date, total time with Pier 1, most recent job title, job status, rate of pay, gross earnings for current year to date, and gross earnings for the last two years in response to requests for employment verification.

11.This Agreement is not renewable, may not be modified, and may not be extended beyond the period described below, except by a written document signed by Bhargav Shah and the Senior Vice President‑Human Resources of the managing trustee of Pier 1 Services Company.

12.This Agreement represents and encompasses the entire agreement between the parties and supersedes all prior and contemporaneous (whether written or oral) negotiations, representations, agreements and understandings.

13.This Agreement shall be governed by the laws of the State of Texas.  Should a lawsuit be filed to enforce the terms of this Agreement, venue shall lie exclusively in the courts located in Tarrant County, Texas.

14.It is the intention of the parties that neither this Agreement nor any part thereof is admissible in any administrative or judicial proceeding other than one to enforce the terms of this Agreement.

15.Bhargav Shah represents that he is being given at least twenty-one (21) days to consider this Agreement before signing it, and further, that he is advised in writing to consult with an attorney before signing it.

16.Bhargav Shah may revoke or rescind this Agreement during the seven (7) day period following the date of execution of this Agreement by Bhargav Shah (the "Revocation Period").  This Agreement shall not become effective nor enforceable during the Revocation Period.  Should Bhargav Shah decide to revoke or rescind this Agreement during the Revocation Period, then he must do so by serving written notice to Pier 1 Services Company by facsimile at _____, Attn: Legal Department.

17.Bhargav Shah acknowledges that the injury Pier 1 will suffer in the event of his breach of any covenant or agreement set forth in Paragraphs 6 or 8 herein cannot be compensated by monetary damages alone, and Bhargav Shah therefore agrees that Pier 1, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain an injunction against Bhargav Shah.

18.Should any clause, sentence, provision, paragraph or part of this Agreement for any reason whatsoever, be adjudged by any court of competent jurisdiction, or be held by any other competent authority having jurisdiction, to be invalid, unenforceable, or illegal, such judgment or holding shall be confined in its operation to the clause, sentence, provision, paragraph or part of this Agreement directly involved, and the remainder of this Agreement shall remain in full force and effect.

19.Bhargav Shah represents that he fully understands that he may consult with his personal attorney regarding this Agreement and has done so to the extent, if at all, that he deems appropriate.  Bhargav Shah warrants that he has had a reasonable period of time to review this Agreement, that he has carefully read and fully understands all of the provisions and effects of this Agreement and that he has voluntarily executed it in the space provided below.  Bhargav Shah further warrants and represents that the severance benefit described in this Agreement is an exchange of consideration or value to which he is not otherwise entitled.

20.If Bhargav Shah should breach any term of the Agreement, any delay by Pier 1 in enforcing the Agreement shall not be deemed a waiver or acceptance.  No waiver shall bind Pier 1 unless supported by consideration, executed in writing by the party to be bound, and delivered by an authorized officer or agent.

21.This Agreement shall be fairly construed based on its language and without regard to the author of the language.

Pier 1 Services Company,
a Delaware statutory trust

		By:	Pier 1 Holdings, Inc.,
a Delaware corporation,
its managing trustee

/s/ Bhargav Shah
Bhargav Shah
		By:	/s/ Christine C. Murray
Printed
		Name:	Christine C. Murray

		Its:	Senior Vice President,
Human Resources & CHRO

Date:	12/20/2018	Date:	12/21/18

Please return your signed Severance Agreement to:
Pier 1 Imports
Attn: Christine C. Murray
100 Pier 1 Place
Fort Worth, Texas 76102